Exhibit 99.1

Viela Bio Announces Closing of Initial Public Offering

and Full Exercise of Underwriters’ Option to

Purchase Additional Shares

Gaithersburg, Maryland, October 7, 2019 –Viela Bio, Inc. (Nasdaq: VIE), a clinical-stage biotechnology company pioneering treatments for autoimmune and severe inflammatory diseases, today announced the closing of its previously announced initial public offering of 9,085,000 shares of its common stock, which includes 1,185,000 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at a price to the public of $19.00 per share. Including the option exercise, the gross proceeds to Viela Bio from the offering, before deducting the underwriting discounts and commissions and estimated offering expenses, were approximately $172.6 million.

Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and Cowen and Company, LLC acted as the joint book-running managers for the offering. Guggenheim Securities, LLC acted as the lead manager for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, email: prospectus-ny@ny.email.gs.com, telephone:1-866-471-2526, fax: 1-212-902-9316;

•	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014; or

•

Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, email: PostSaleManualRequests@broadridge.com, telephone: 1-833-297-2926.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on October 2, 2019. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Viela Bio

Viela Bio, headquartered in Gaithersburg, Maryland, is a clinical-stage biotechnology company pioneering treatments for autoimmune and severe inflammatory diseases.

Contacts

Investors:

Solebury Trout

Chad Rubin

646-378-2947

crubin@soleburytrout.com

Media:

Solebury Trout

Amy Bonanno

914-450-0349

abonanno@soleburytrout.com